EXHIBIT 23.1

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Aquarius Cannabis Inc. on Form S-1 of our Report of Independent Registered Public Accounting Firm, dated December 12, 2014, on the balance sheet of Aquarius Cannabis Inc. as of September 30, 2014 and the related statements of operations, changes in shareholders’ deficit and cash flows for the period from Inception (July 3, 2014) to September 30, 2014, our Report of Independent Registered Public Accounting Firm, dated July 18, 2014, on the balance sheets of Aquarius Holdings LLC as of December 31, 2014 and 2013 and the related statements of operations, changes in members’ deficit and cash flows for the years then ended and of our review report dated December 11, 2014, with respect to the unaudited interim financial statements on the balance sheet of Aquarius Holdings LLC. as of September 30, 2014 and the related statements of operations and cash flows for the three and nine month periods ended September 30, 2014 which appear in such Registration Statement.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Arvada, Colorado
December 12, 2014	Cutler & Co. LLC